UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 18, 2008

E ENERGY ADAMS, LLC
(Exact name of registrant as specified in its charter)

Nebraska	000-52426	20-2627531
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

13238 East Aspen Road, Adams, Nebraska	68301
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (402) 988-4655

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Our Board of Directors has determined that it is in our best interest to explore available strategic alternatives to maximize long-term member value. Therefore, on April 18, 2008 we executed an engagement letter with Headwaters BD, LLC (“Headwaters”), a wholly owned subsidiary of Headwaters MB, LLC, to assist and advise us in this process. Pursuant to the engagement letter, Headwaters will provide financial advisory and investment banking services which include, but are not limited to, identifying and contacting prospective capital providers, facilitation of securing and structuring a financing transaction and/or exploring a potential sale, merger, consolidation, or other business combination between our Company and a third party. No assurances can be given that these efforts will be successful. We will pay an engagement fee to Headwaters upon execution of the engagement letter. Headwaters will receive a monthly fee for these services and may become entitled to a success fee based upon the type of financing arrangement Headwaters presents to us. The engagement letter may be terminated by either party upon 30 days written notice.

This report contains forward-looking statements that reflect our current view on future events, future business, industry and other conditions, our future performance, and our plans and expectations for future operations and actions. These forward-looking statements are only our predictions and involve numerous assumptions, risks and uncertainties. You should read this report thoroughly with the understanding that our actual results may differ materially from those set forth in the forward-looking statements for many reasons, including events beyond our control and assumptions that prove to be inaccurate or unfounded. We cannot provide any assurance with respect to our future performance or results. Our actual results or actions may differ materially from these forward-looking statements for many reasons

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

E ENERGY ADAMS, LLC

April 23, 2008	/s/ Carl D Sitzmann

Date	Carl D. Sitzmann, Chief Executive Officer